Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 4, 2014 (except for the last paragraph of Note 1, as to which the date is November X, 2014), in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-198936) and related Prospectus of Coherus BioSciences, Inc. for the registration of 7,240,745 shares of its common stock.

Ernst & Young LLP

Redwood City, California

The foregoing consent is in the form that will be signed upon the effectiveness of the reverse stock split as described in the last paragraph of Note 1 to the consolidated financial statements.

/s/ Ernst & Young LLP

Redwood City, California

November 4, 2014